FIRST AMENDMENT

to the

HEWLETT PACKARD ENTERPRISE COMPANY SEVERANCE AND LONG-TERM INCENTIVE CHANGE IN CONTROL PLAN FOR EXECUTIVE OFFICERS

Subject to certain inapplicable limitations, Section 11 of the Hewlett Packard Enterprise Company Severance and Long-Term Incentive Change in Control Plan for Executive Officer (the “SPEO”) provides that the Plan may be amended at any time by action of either the Board of Directors of Hewlett Packard Enterprise Company (the “Board”) or the HR and Compensation Committee of the Board (the “Committee”). In accordance with the authority granted by Section 11 of the SPEO and the approval provided by the Committee, the SPEO is hereby amended as follows:
1.Effective as of October 31, 2018, the following is hereby added to the end of the first paragraph of Section 2(a) of the SPEO:
“Solely for purposes of this Section 2(a) and any other provisions of this Plan that relate to Section 2(a), to the extent an Executive Officer is, or during the three complete fiscal years preceding the Executive Officer’s termination date, was not eligible for an annual cash bonus because of his or her participation in a sales-based commission or bonus program, then the amounts paid to that Executive Officer pursuant to such sales-based commission or bonus program for any relevant fiscal year shall be considered to have been paid pursuant to the applicable annual bonus plan of Enterprise for such fiscal year.”
2.Effective as of October 31, 2018, Section 2(a)(ii) of the SPEO is amended to read as follows:
“For an Executive Officer whose highest title held within 90 days before termination was either (A) Executive Vice President, or (B) Business Unit President, the multiple shall be 1.5; provided that, for the avoidance of doubt, that Executive Officer must also have been a Section 16 Officer or a Participating EC Member; and”
3.Effective as of October 31, 2018, the following is hereby added to the end of Section 2(b) of the SPEO:
“Solely for purposes of this Section 2(b) and any other provisions of this Plan that relate to Section 2(b), to the extent that during the year of his or her termination of employment an Executive Officer is not eligible for an annual cash bonus because of his or her participation in a sales-based commission or bonus program, then the amount due to that Executive Officer pursuant to this Section 2(b), if any, shall be equal to such Executive Officer’s target earnings for that fiscal year under the relevant sales-based commission or bonus program prorated based on the number of days worked in the fiscal year in which termination occurs through the date of termination, divided by 365, but such prorated amount shall be reduced by any amount actually paid to such Executive Officer under that sales-based commission or bonus program for the fiscal year in which the applicable termination of employment occurs; provided that such reduction shall not result in a negative amount being payable to that Executive Officer pursuant to this Section 2(b).”
4.In all other respects, the SPEO remains in full force and effect.